Exhibit 99.1

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

CEO Robert S. Wetherbee Becomes ATI Board Chair

J. Brett Harvey named Lead Independent Director

PITTSBURGH, PA – May 20, 2021 – Allegheny Technologies Incorporated (NYSE: ATI) announced that at the conclusion of its 2021 Annual Meeting today, Robert S. Wetherbee became Board Chair in addition to his role as Chief Executive Officer and President.

His appointment is concurrent with the retirement of Diane C. Creel, who was ATI’s Lead Independent Director from 2011-2019, when she became Board Chair. Her retirement coincides with the end of her most recent term, consistent with ATI’s mandatory director retirement age policies.

Recognizing the fundamental importance of independent Board oversight, the Board named current Board member J. Brett Harvey Lead Independent Director. In this role, he will provide oversight to ensure the continued independent and efficient operation of the Board and, as necessary, serve as a liaison between the independent members of the Board and ATI’s management.

In announcing Wetherbee’s new role, Creel said “Combining the roles of CEO and Chair promotes unified leadership and direction for the Company, allowing a clear, sharp focus on the efficient implementation of ATI’s strategies to increase shareholder value.”

“In the two years since Bob became CEO, he has seamlessly assumed leadership of ATI, building his leadership team, driving strong results, developing a long-term strategic vision, confronting the challenges brought on by the pandemic,” said Creel. “The Board is confident in ATI’s future under his leadership.”

“I am both honored and humbled by the confidence placed in me and look forward to continuing to lead ATI as we accelerate efforts to drive significant shareholder value,” said Wetherbee. “I thank Diane for her outstanding leadership and service to ATI’s Board over many years. With our core strengths in materials science and advanced process technologies and our relentless, innovative people, ATI is well-positioned to solve the world’s challenges.”

Wetherbee was appointed President and CEO of ATI on January 1, 2019. He previously served as Executive Vice President of ATI’s Flat Rolled Products business and led the ATI Tungsten Materials business prior to its sale in 2013.

Harvey has served as a director of ATI since 2007. He previously served as Chairman and CEO of CONSOL Energy Inc. and Chairman of CNX Gas Corporation, a subsidiary of CONSOL.

Solving the World’s Challenges through Materials Science

ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.